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                                                         Exhibit 10

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 2-96581 of Merrill Lynch California Insured Municipal Bond Fund of Merrill Lynch California Municipal Series Trust (the "Fund") on Form N-1A of our report dated October 22, 2003 appearing in the August 31, 2003 Annual Report of the Fund, in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
December 17, 2003